Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated December 23, 2024, with respect to the consolidated financial statements of Frontier Holdings, LLC and its subsidiaries and the effectiveness of internal control over financial reporting as of September 30, 2024 and 2023, and for each of the years in the two-year period ended September 30, 2024 and 2023 included in Equity Bancshares, Inc’s proxy statement/prospectus, which is part of this Registration Statement dated October 8, 2025. We also consent to the reference to our firm under the captions “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Omaha, Nebraska

October 8, 2025